As filed with the Securities and Exchange Commission on  April 19, 1999
                         Registration No. 333-_______


                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C.  20549


                                   FORM S-8

                            REGISTRATION STATEMENT
                                     UNDER
                          THE SECURITIES ACT OF 1933

                         MERRY LAND PROPERTIES, INC.
            (Exact name of registrant as specified in its charter)

                          GEORGIA                                                 58-2412761
              (State or other jurisdiction of                        (I.R.S. Employer Identification No.)
              Incorporation or organization)
                     624 ELLIS STREET
                     AUGUSTA, GEORGIA                                                30901
         (Address of principal executive offices)                                 (Zip Code)

         MERRY LAND PROPERTIES, INC. DIRECTORS STOCK COMPENSATION PLAN
                            (Full title of plan)

                                             (Name, address and telephone
                                             number of agent for service:)
                                               MARK S. BURGREEN, ESQUIRE
                                     Hull, Towill, Norman, Barrett & Salley, P.C.
                                              801 Broad Street, 7{TH} FLOOR
                                                Augusta, Georgia 30901
                                                    (706) 828-2009


                        CALCULATION OF REGISTRATION FEE

===============================================================================================================
                                                            Proposed             Proposed
                                        Amount               Maximum              Maximum            Amount of
                                         To be              Offering             Aggregate         Registration
    TITLE OF SECURITIES TO BE         Registered        Price Per Unit(2)    Offering Price(2)          Fee
           REGISTERED
---------------------------------------------------------------------------------------------------------------
Common Stock, without par value       25,000 (1)              $5.25              $131,250               $40
===============================================================================================================

(1) In addition, pursuant to Rule 416 under the Securities Act of 1933, as amended, this Registration Statement also covers an indeterminate number of shares of Common Stock that may be offered or issued by reason of stock splits, stock dividends or similar transactions.

(2) Estimated solely for purposes of calculating the registration fee pursuant to Rule 457(c) and (h). The proposed maximum offering price per share, proposed maximum aggregate offering price and the amount of the registration fee are based on the average of the high and low prices of Merry Land Properties, Inc. Common Stock reported on the Nasdaq SmallCap Market on April 12, 1999 (i.e., $5.25).

                                    PART I

             INFORMATION REQUIRED IN THE SECTION 10(A) PROSPECTUS

Not required to be included in this Form S-8 Registration Statement pursuant to introductory Note to Part I of Form S-8.

                                    PART II

              INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3. INCORPORATION OF DOCUMENTS BY REFERENCE.

     The following documents which have been filed by the Registrant with the Securities and Exchange Commission (the "Commission") are incorporated herein by reference:

     (a) Registration Statement on Form 10 filed September 4, 1998, as amended (SEC File No. 001-14453);

     (b)   Annual Report on Form 10-K filed March 31, 1999;

     (c) All other reports filed pursuant to Sections 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended ("Exchange Act"), since the end of the fiscal year covered by the document referred to in
           (b) above; and

     (d) Description of Common Stock of the Registrant contained or incorporated in the registration statements filed by the Registrant under the Exchange Act, including any amendments or reports filed for the purpose of updating such description.

     All documents subsequently filed by the Registrant with the Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be a part of this Registration Statement from the date of filing of such documents.

ITEM 4. DESCRIPTION OF SECURITIES.

     Not applicable.

ITEM 5. INTERESTS OF NAMED EXPERTS AND COUNSEL.

     None.

ITEM 6. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     The Georgia Business Corporation Code ("GBCC") permits a Georgia corporation to include in its articles of incorporation and the Registrant's Articles contain a provision limiting the liability of its directors and officers to the corporation and its stockholders for money damages except for liability resulting from (a) any appropriation, in violation of his duties, of any business opportunity of the corporation; (b) acts or omissions which involve intentional misconduct or a knowing violation of law; (c) liabilities of a director for unlawful distributions to shareholders when the director did not prudently perform his duties in good faith in the best interests of the corporation; or (d) any transaction, whether or not involving action in the director's official capacity, from which the director derived a personal benefit that is determined by the corporation (or, if necessary, by the courts) to be improper. Pursuant to the Registrant's Articles, the Registrant shall indemnify its directors and officers, whether serving the Registrant or at its request any other entity, to the full extent required or permitted by the GBCC now in force, including the advance of expenses to the full extent permitted by law. This indemnification and advancement of expenses shall continue to a person who has ceased to be a director or officer, unless otherwise provided when a director's or officer's term is terminated.

ITEM 7. EXEMPTION FROM REGISTRATION CLAIMED.

     Not applicable.

ITEM 8. EXHIBITS.

     A list of exhibits is set forth on the Exhibit Index which immediately precedes the exhibits and which is incorporated by reference herein.

ITEM 9. UNDERTAKINGS.

     The undersigned Registrant hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

                (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

                (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement;

                (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

           Paragraphs (l)(i) and (l)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to
     Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this Registration Statement.

     (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial BONA FIDE offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial BONA FIDE offering thereof.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                  SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Augusta, State of Georgia, on the 19th day of April, 1999.

                                 MERRY LAND PROPERTIES, INC.


                                 By: /s/ W. Tennent Houston
                                     ----------------------
                                     W. TENNENT HOUSTON
                                     Chairman of the Board and
                                     Chief Executive Officer


     Pursuant to the requirements of the Securities Act of 1933, this Form S-8 Registration Statement has been signed by the following persons in the capacities and on the date indicated.

SIGNATURE                                               TITLE                                   DATE
---------                                               -----                                   ----
/s/ W. Tennent Houston
----------------------                Chairman of the Board and Chief Executive       April 19, 1999
W. Tennent Houston                                     Officer
                                            (Principal Executive Officer)

/s/ Michael N. Thompson
-----------------------                Director, President and Chief Operating        April 19, 1999
Michael N. Thompson                                    Officer

/s/ Dorrie E. Green
-------------------                  Vice President and Chief Financial Officer       April 19, 1999
Dorrie E. Green                           (Principal Financial Officer and
                                            Principal Accounting Officer)

/s/ Boone A. Knox
-----------------                                     Director                        April 19, 1999
Boone A. Knox

/s/ David W. Cobb
-----------------                                     Director                        April 19, 1999
David W. Cobb

/s/ Stewart R. Speed
--------------------                                  Director                        April 19, 1999
Stewart R. Speed


/s/ W. Tennent Houston
----------------------              For Himself and as
  W. Tennent Houston                  Attorney-in-Fact

                                 EXHIBIT INDEX

EXHIBIT
NUMBER                              DESCRIPTION                                                      PAGE
------                              -----------                                                      ----
4.1                                 Articles of Incorporation (incorporated by reference from
                                    Exhibit 3.i of the Company's Annual Report on Form 10-K           --
                                    filed March 31, 1999

4.2                                 By-Laws (incorporated by reference from Exhibit 3.ii of
                                    the Company's Annual Report on Form 10-K filed March 31,          --
                                    1999

4.3                                 Directors Stock Compensation Plan                                  7

5.0                                 Opinion of Hull, Towill, Norman, Barrett & Salley, P.C.,
                                    counsel for the Registrant, regarding the legal validity          11
                                    of the shares of Common Stock being registered for
                                    issuance under the Plan

23.1                                Consent of Counsel (contained in Exhibit 5.0)                     --

23.2                                Consent of Independent Public Accountants                         12

24.0                                Power of Attorney                                                 13

                              EXHIBIT 4.3
                      MERRY LAND PROPERTIES, INC.
                   DIRECTORS STOCK COMPENSATION PLAN

     WHEREAS, Merry Land Properties, Inc. ("Merry Land") desires to adopt this Merry Land Properties, Inc. Directors Stock Compensation Plan (the "Plan") and to subject 25,000 shares of Merry Land Common Stock to the Plan by adopting this Plan with respect to such Common Stock;

     NOW, THEREFORE, Merry Land hereby adopts the following Plan:

1.   PURPOSE

     a. This Plan is intended as compensation and as a performance incentive and to encourage the continued support, loyalty and services of the Board of Directors of Merry Land and other subsidiary or affiliated corporations or entities (the
          "Subsidiaries"), so that the director to whom an award (the "Award") is granted (the "Participant") may acquire or increase his or her proprietary interest in the success of Merry Land and the Subsidiaries. The Plan is further intended to closely associate the interests of Merry Land's Board of Directors with the shareholders by reinforcing the relationship between Participants' rewards and shareholders' gains.

     b. Awards shall be designated as Stock Compensation Payments.

2.   ADMINISTRATION

     a. The Plan shall be administered by the Board of Directors of Merry Land (the "Directors"). A majority vote of the Directors shall be required for all of their actions.

     b. The Directors shall have the power, subject to, and within the limits of, the express provisions of the Plan:

          i. To determine from time to time which Directors are eligible persons and which of the eligible persons shall be granted Awards under the Plan, and the time or times when, and the number of shares for which, an Award shall be granted to such person;

          ii. To prescribe the other terms and provisions (which need not be identical) of each Award granted under the Plan to eligible persons;

          iii. To construe and interpret the Plan and Awards granted under it, and to establish, amend, and revoke rules and regulations for administration. The Directors, in the exercise of this power, may correct any defect, or supply any omission, or reconcile any inconsistency in the Plan, or in any Award agreement, in the manner and to the extent they shall deem necessary or expedient to make the Plan fully effective. In exercising this power, the Directors may retain counsel at the expense of Merry Land. All decisions and determinations by the Directors in exercising this power shall be final and binding upon Merry Land, the Subsidiaries, and the Participants; and

          iv. Generally, to exercise such powers and to perform such acts as are deemed necessary or expedient to promote the best interests of Merry Land and the Subsidiaries with respect to the Plan.

3.   STOCK

     The stock subject to the Awards shall be shares of Merry Land's authorized but unissued common stock, no par value per share (the "Common Stock "). The number of shares for which Awards may be granted shall not exceed 25,000 shares of Common Stock.

4.   ELIGIBILITY

     The persons who shall be eligible to receive Awards shall be members of the Board of Directors of Merry Land who are not full-time employees of Merry Land or the Subsidiaries. A Participant may receive more than one Award. No Participant may receive Awards with respect to more than 5,000 shares of Common Stock in any calendar year.

5.   STOCK COMPENSATION PAYMENTS

     Participants may be granted unrestricted Awards of Common Stock in consideration for their services as a director from time to time at the discretion of the Directors. Directors shall be fully vested in the Common Stock immediately upon receipt of the Award.

6.   AMENDMENT OF THE PLAN

     The Board of Directors, at any time, and from time to time, may amend the Plan, subject to any required regulatory approval.

7.   EFFECTIVENESS OF THE PLAN

     This Plan shall become effective upon its adoption by the Board of Directors. The Board of Directors at any time may terminate or suspend the Plan. The Plan shall terminate after Awards have been granted for all of the Common Stock subject to the Plan. Unless sooner terminated, the Plan shall terminate on the tenth anniversary of the effective date. Termination of the Plan shall not affect any Award theretofore granted. An Award may not be granted while the Plan is suspended or after it is terminated.

8.   NONEXCLUSIVITY OF THE PLAN

     The adoption of the Plan by the Board of Directors shall not be construed as creating any limitations on the power of the Board of Directors to adopt such other incentive arrangements as it may deem desirable, including, without limitation, the granting of Awards otherwise than under the Plan, and such arrangements may be either applicable generally or only in specific cases. The adoption of this Plan shall not terminate or have any effect on any prior or existing stock loan plan.

9.   MANNER OF GRANT OF AWARDS

     Nothing contained in this Plan or in any resolution heretofore or hereafter adopted by the Board of Directors or any committee or by the stockholders of Merry Land with respect to this Plan shall constitute the granting of an Award under the Plan. The granting of an Award under this Plan shall be deemed to occur only upon the effective date for which the Directors shall approve the grant of such Award under Section 2 hereof .

10.  SECURITIES LAWS

     All Awards shall be subject to any provision necessary to assure compliance with federal and state securities laws. Unless otherwise advised by counsel to Merry Land, (i) each Award shall contain Participant's acknowledgement that neither the Award nor the securities subject to the Award have been registered under any state or federal securities law, (ii) Participant agrees that the Award may not be exercised unless he or she is able and willing to represent in writing to Merry Land that the securities subject to the Award are being acquired by Participant for his or her own account and without a view to the further distribution of such securities, and (iii) a legend reading substantially as follows shall be placed on the certificate(s) representing the securities:

          "These securities have not been registered under the Securities Act of 1933 nor under any state securities law and may not be offered or sold or transferred in the absence of an effective registration statement under the Securities Act or under any applicable state act or an opinion of counsel satisfactory to the Corporation that such registration is not required."

     The transfer agent shall also be instructed to refuse to transfer the securities unless the legend has been complied with.


11.  TAX WITHHOLDING

     Merry Land or a Subsidiary shall have the right to deduct or otherwise effect a withholding of any amount required by federal or state laws to be withheld with respect to the grant or exercise of any Award.

12.  CONTINUATION OF DIRECTORSHIP

     Nothing contained in this Plan (or in any written Award agreement) shall obligate Merry Land or any Subsidiary to continue to elect or retain as a Director, for any period, a Participant to whom an Award has been granted, or interfere with the right of Merry Land or any Subsidiary to reduce such Director's compensation.

13.  EXCULPATION AND INDEMNIFICATION

     Merry Land shall indemnify and hold harmless the members of the Board of Directors acting in accordance with Section 2, from and against any and all liabilities, costs, and expenses incurred by such persons as a result of any act, or omission to act, in connection with the performance of such persons' duties, responsibilities, and obligations under this Plan, other than such liabilities, costs and expenses as may result from the negligence, gross negligence, bad faith, willful misconduct, or criminal acts of such persons.

                                                       EXHIBIT 5.0
                                      HULL, TOWILL, NORMAN, BARRETT & SALLEY, P.C.
                                               801 BROAD STREET, 7{TH} FLOOR
                                               TRUST COMPANY BANK BUILDING
                                                 AUGUSTA, GEORGIA  30901
                                                      706-828-2009

                                                     April 19, 1999





Merry Land Properties, Inc.
624 Ellis Street
Augusta, Georgia  30901

     Re: Registration with the Securities and Exchange Commission of 500,000 Shares of Common Stock of Merry Land Properties, Inc.

Ladies and Gentlemen:

     We have acted as counsel to Merry Land Properties, Inc., a Georgia corporation (the "Company"), in connection with the preparation and filing with the Securities and Exchange Commission of a registration statement on Form S-8 (the "Registration Statement") registering 500,000 shares of Common Stock, no par value (the "Plan Shares"), issuable pursuant to awards granted under the Company's 1998 Management Incentive Plan (the "Plan").

     We have examined copies of the Company's Articles of Incorporation, By-Laws, the Plan, all resolutions adopted by the Company's Board of Directors relating to the reservation and issuance of the Plan Shares, and other records and documents that we have deemed necessary for the purpose of this opinion.
We have also examined such other documents, papers, statutes and authorities as we have deemed necessary to form a basis for this opinion. In our examination, we have assumed, without independent investigation, the genuineness of all signatures, the legal capacity of all individuals who have executed any of the aforesaid documents, the authenticity of all documents submitted to us as originals, and the conformity to original documents of all documents submitted to us as copies. As to various questions of fact material to this opinion, we have relied on statements and certificates of officers and representatives of the Company and others.

     Based upon the foregoing, we are of the opinion that:

           1. The Company has been duly incorporated and is a validly existing corporation in good standing under the laws of the State of Georgia.

           2. The Plan Shares issuable under the Plan have been duly authorized and, when issued, delivered and paid for in accordance with the terms and conditions of the Plan, will be validly issued, fully paid and non-assessable.

     The opinions set forth herein are limited to matters governed by the laws of the State of Georgia and the Federal Laws of the United States of America, and we express no opinion as to any other laws.

     We hereby consent to the filing of this opinion as Exhibit 5.0 to the Registration Statement and to the reference to us under Item 5 of this Registration Statement.

                           Very truly yours,
                           /s/ Hull, Towill, Norman, Barrett & Salley, P.C.

                                 EXHIBIT 23.2


                   CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS


     As independent public accountants, we hereby consent to the incorporation by reference in this registration statement of our report dated January 27, 1999 included in Merry Land Properties, Inc.'s Form 10-K (SEC File No. 000-29778) for the year ended December 31, 1998 and to all references to our Firm included in this registration statement.







Atlanta, Georgia
April 19, 1999

                                 EXHIBIT 24.0


                        MERRY LAND PROPERTIES, INC.

                               POWER OF ATTORNEY


     KNOW ALL MEN BY THESE PRESENTS, that the undersigned directors and officers of Merry Land Properties, Inc., a Georgia corporation, constitute and appoint W. TENNENT HOUSTON, MICHAEL N. THOMPSON and MARK S. BURGREEN, or any of them, the true and lawful agents and attorneys-in-fact of the undersigned with full power and authority in said agents and attorneys-in-fact, and in any of them, to sign for the undersigned in their respective names as directors and officers of Merry Land Properties, Inc., its Registration Statement on Form S-8, and any amendment (including post-effective amendments) or supplement thereto, relating to the offer and sale of up to 500,000 shares of Common Stock, to be filed with the Securities and Exchange Commission under the Securities Act of 1933. We hereby confirm all acts taken by such agents and attorneys-in-fact, or any one or more of them, as herein authorized.


SIGNATURE                                               TITLE                                   DATE
---------                                               -----                                   ----

/s/ W. Tennent Houston
----------------------               Chairman of the Board and Chief Executive        April 19, 1999
W. Tennent Houston                                     Officer
                                            (Principal Executive Officer)

/s/ Michael N. Thompson
-----------------------                Director, President and Chief Operating        April 19, 1999
Michael N. Thompson                                    Officer
                                            (Principal Financial Officer)

/s/ Dorrie E. Green
-------------------                  Vice President and Chief Financial Officer       April 19, 1999
Dorrie E. Green                            (Principal Accounting Officer)

/s/ Boone A. Knox
-----------------                                     Director                        April 19, 1999
Boone A. Knox

/s/ David W. Cobb
-----------------                                     Director                        April 19, 1999
David W. Cobb

/s/ Stewart R. Speed
--------------------                                  Director                        April 19, 1999
Stewart R. Speed